DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following is a summary of the common stock of Ambiq Micro, Inc. (the “Company”) and certain provisions of the Company’s amended and restated certificate of incorporation and amended and restated bylaws and of the General Corporation Law of the State of Delaware (the “DGCL”). This summary is not complete and is qualified in its entirety to the provisions of the DGCL and the complete text of the amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed as exhibits to the Company’s Annual Report on 10-K to which this description is also an exhibit.

General

The Company’s authorized capital stock consists of 500,000,000 shares of common stock, $0.000001 par value per share, and 10,000,000 shares of preferred stock, $0.000001 par value per share. All of the authorized preferred stock is undesignated.

Common Stock

Voting

The common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of the Company’s common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of the Company’s common stock are entitled to receive dividends, if any, as may be declared from time to time by the Company’s board of directors out of legally available funds.

Liquidation

In the event of the Company’s liquidation, dissolution or winding up, holders of the Company’s common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company’s debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

Holders of the Company’s common stock have no preemptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to the Company’s common stock. The rights, preferences and privileges of the holders of the Company’s common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of the Company’s preferred stock that the Company may designate and issue in the future.

Fully Paid and Nonassessable

All of the Company’s outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Under the Company’s amended and restated certificate of incorporation, the Company’s board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

The Company’s board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control that may otherwise benefit holders of common stock and may adversely affect the market price of the Company’s common stock and the voting and other rights of the holders of the Company’s common stock.

Registration Rights

The Company is party to an investors’ rights agreement with certain holders of shares of the Company’s common stock entitling such holders to certain rights with respect to registration of such shares under the Securities Act of 1933, as amended (the “Securities Act’). These shares are referred to as registrable securities. The registration of shares of the Company’s common stock pursuant to the exercise of the registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. The Company will pay the registration expenses, other than underwriting discounts, selling commissions and stock transfer taxes, of the shares registered pursuant to the demand, piggyback and Form S-3 registration rights described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions and limitations, to limit the number of shares the holders may include. The demand, piggyback and Form S-3 registration rights described below will expire as to each holder of registrable securities on the earlier of (i) the date five years following the Company’s initial public offering and (ii) such time that the holder, together with its affiliates, holds less than 1% of the Company’s outstanding common stock and all of the Holder’s registrable securities can be resold pursuant to Rule 144 under the Securities Act during any 90 day period.

Demand Registration Rights

The holders of a majority of the registrable securities may request that the Company registers all or a portion of their shares. The Company is not required to effect more than two registration statements which are declared or ordered effective. Such request for registration must cover shares with an anticipated aggregate offering price of at least $10.0 million.

Piggyback Registration Rights

In the event that the Company proposes to register any of the Company’s securities under the Securities Act, either for the Company’s own account or for the account of other security holders, holders of the registrable securities are entitled to certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations.

Form S-3 Registration Rights

Holders of the registrable securities can request that the Company register their shares on Form S-3 if the Company is then qualified to file a registration statement on Form S-3 and if the reasonably anticipated aggregate price to the public of the shares offered would equal or exceed $1.0 million. The Company will not be required to effect more than two registrations on Form S-3 within any 12-month period.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law

Some provisions of Delaware law, the Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws contain provisions that could make the following actions more difficult: an acquisition of the Company by means of a tender offer; an acquisition of the Company by means of a proxy contest or otherwise; or the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Company’s best interests, including transactions that provide for payment of a premium over the market price for the Company’s shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company’s board of directors. The Company believes that the benefits of the increased protection of the Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Preferred Stock

The Company’s board of directors has the authority, without further action by the Company’s stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Company’s board of directors. The existence of authorized but unissued shares of preferred stock would enable the Company’s board of directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or other means.

Special Meetings of Stockholders

The Company’s amended and restated certificate of incorporation provide that a special meeting of stockholders may be called only by the chairperson of the board, chief executive officer or president, or by a resolution adopted by a majority of the board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The Company’s amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

No Stockholder Action by Written Consent

The Company’s amended and restated certificate of incorporation does not permit stockholders to act by written consent without a meeting.

Staggered Board

The Company’s board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by the Company’s stockholders. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

The Company’s amended and restated certificate of incorporation provides that no member of the board of directors may be removed from office by the stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of the total voting power of all of the outstanding capital stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

The Company’s amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of the Company’s preferred stock may be entitled to elect.

Choice of Forum

The Company’s amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is, unless the Company consents in writing to the selection of an alternate forum, the sole and the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative action or proceeding brought on the Company’s behalf; (2) any action asserting a claim of breach of a fiduciary duty or other duty owed by any of the Company’s directors, officers, employees, or stockholders to the Company or the Company’s stockholders; (3) any action asserting a claim against the Company, or any director, officer or employee of the Company, arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Company’s amended and restated certificate of incorporation or amended and restated bylaws; (4) any action to interpret, apply, enforce, or determine the validity of the Company’s amended and restated certificate of incorporation or amended and restated bylaws; (5) any action asserting a claim as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware; or (6) any action asserting a claim governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Securities Exchange Act of 1934, as amended, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act, and an investor cannot waive compliance with the federal securities laws and the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such a provision. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Company’s amended and restated certificate of incorporation provides that the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, the Company’s officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, the Company would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Company’s amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or the Company’s directors, officers, or other employees, which may discourage lawsuits against the Company and the Company’s directors, officers and other employees. If a court were to find either exclusive-forum provision in the Company’s amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, the Company may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm the Company’s business.

Amendment of Charter Provisions

The amendment of any of the above provisions, except for the provision making it possible for the Company’s board of directors to issue preferred stock, would require approval by holders of at least two-thirds of the total voting power of all of the Company’s outstanding voting stock.

The provisions of Delaware law, the Company’s amended and restated certificate of incorporation, and the Company’s amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Company’s common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of the Company’s board of directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Delaware Anti-Takeover Law

The Company is subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) shares owned (a) by persons who are directors and also officers, and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•
upon or subsequent to the consummation of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

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any merger or consolidation involving the corporation and the interested stockholder;
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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;
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subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder;
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subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and
•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Listing

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMBQ”.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is Computershare Trust Company, N.A.. The transfer agent and registrar’s address is 150 Royall Street, Canton, MA 02021 and the telephone number is 1-800-736-3001.